Exhibit 99.1
STONE ENERGY CORPORATION
Announces 2006 Capital Expenditures Budget and Provides Production, Reserves and Operational Updates
LAFAYETTE, LA. February 8, 2006
     Stone Energy Corporation (NYSE: SGY) today announced its 2006 capital budget of $360 million (exclusive of capitalized salaries, general and administrative costs and interest, and acquisitions), which compares to 2005 capital expenditures of approximately $380 million. Approximately 30% of the 2006 capital budget is projected to be spent on Gulf of Mexico (GOM) shelf properties, while an estimated 35% of the budget is slated to be spent in the Rocky Mountains and Williston Basin. The remaining 35% of the 2006 budget has been primarily allocated to deep water and deep shelf exploration in the GOM.
     Stone expects 2006 net daily production to average between 200-230 million cubic feet of natural gas equivalent (MMcfe) per day, which compares to estimated production of 228 MMcfe per day for 2005. During January 2006, production averaged approximately 185 MMcfe per day as third party pipeline and processing facilities have returned at a slower than expected pace after the 2005 hurricanes. Several key fields are projected to come back on-line during the first quarter, suggesting net daily production for the quarter of 195-215 MMcfe per day. Stone is currently producing approximately 200 MMcfe per day. The 2006 production guidance reflects a continued shift of capital towards projects with the potential for longer lived reserves but lower rate production. For 2006, Stone expects its Rocky Mountain and Williston Basin production to increase over 50% from its 2005 average volume of 24 MMcfe per day. The company plans to drill 32 gross wells (20 net wells) in the Williston Basin and 24 gross wells (9 net wells) at the Pinedale and Jonah fields this year.
     Stone estimates its year-end 2005 proved reserves were 593 Bcfe (billion cubic feet of natural gas equivalent), down from 670 Bcfe on September 30, 2005. All of Stone’s year end reserves were fully engineered or audited by nationally recognized engineering firms. In the fourth quarter of 2005, Stone had 15 Bcfe of production and 5 Bcfe of additions. In addition, during the quarter Stone had a 67 Bcfe negative revision, which included a 10 Bcfe adjustment for fuel use reclassification, a 10 Bcfe timing adjustment of Pinedale reserves, and a 5 Bcfe reduction due to higher costs. For the year, there were 83 Bcfe of production and 88 Bcfe of additions, which calculates to a 106% replacement of production with new reserves, excluding revisions.
     Stone also announced operational results from its drilling program through January which included a successful exploratory well at its Lexus Prospect on East Cameron Block 121 (100% working interest) as well as seven successful development wells in the Williston Basin and Pinedale Anticline. There were also five unsuccessful exploration wells, including one deep water and two deep shelf wells. Stone is scheduled to drill two additional deep shelf prospects in the first quarter. Stone also continues to evaluate a number of Williston Basin exploration opportunities.

     The following table illustrates Stone’s hedge positions for calendar year 2006. All contracts are 12 month contracts.

	Zero-Premium Collars
	Natural Gas			Oil
	Daily			Daily
	Volume			Volume
	(MMBtus/d)	Floor	Ceiling	(Bbls/d)	Floor	Ceiling
2006	10,000	$8.00	$14.28	3,000	$55.00	$76.40
2006	20,000	9.00	16.55	2,000	60.00	78.20
2006	20,000	10.00	16.40
     At December 31, 2005, Stone had availability of $124 million on its $300 million credit facility and had a cash balance of approximately $80 million.
     Stone will hold its year-end conference call on Friday, March 10, 2006 with details on the call to be provided at a later date. As was previously announced, Stone Energy expects to file its 2005 10-K and its delayed third quarter 2005 10-Q before March 15, 2006.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain Basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.